Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

April 19, 2010

CITIGROUP REPORTS FIRST QUARTER 2010 NET INCOME OF $4.4 BILLION;

$0.15 PER DILUTED SHARE

HIGHEST NET INCOME SINCE THE SECOND QUARTER OF 2007

REVENUES OF $25.4 BILLION AND EXPENSES OF $11.5 BILLION

NET CREDIT LOSSES OF $8.4 BILLION DECLINED FOR THE THIRD CONSECUTIVE QUARTER

TIER 1 CAPITAL RATIO OF 11.2%; TIER 1 COMMON RATIO(1) OF 9.1%

TIER 1 COMMON(1) OF $97 BILLION AND ALLOWANCE FOR LOAN LOSSES OF $48.7 BILLION

RESULTS REFLECT THE ADOPTION OF SFAS 166/167

CITICORP REVENUES OF $18.5 BILLION, NET INCOME OF $5.1 BILLION

CITI HOLDINGS REVENUES OF $6.6 BILLION, NET LOSS OF $887 MILLION

New York, April 19, 2010 — Citigroup Inc. today reported first quarter 2010 net income of $4.4 billion or $0.15 per diluted share, and revenues of $25.4 billion.

Revenues(2) grew $7.5 billion and net income increased $5.8 billion, excluding the $10.1 billion pre-tax loss from the TARP repayment and exit of the loss-sharing agreement with the U.S. government in the fourth quarter of 2009.  Provisions for credit losses and for benefits and claims(2) declined $2.4 billion sequentially to $8.6 billion, the lowest level since the first quarter of 2008.  Expenses were down 6% sequentially to $11.5 billion.

“Citi today is fundamentally a very different company from what it was only two years ago,” said Vikram Pandit, Citi’s Chief Executive Officer. “With its financial strength, strategic clarity, efficiency, world-class business talent, and unique global footprint, Citi is well positioned to benefit from the key drivers of economic growth in developed and emerging markets.

“We are proud of our first quarter results but remain cautious about the environment, given the uncertain economic recovery and high unemployment in the U.S.  Realistically, we do not expect our performance to follow an invariable trend-line upward.  Longer-term, however, the prospects for Citi are clear and bright.  And our first quarter of this year has given us the best glimpse yet of the potential of ‘America’s global bank’.

“None of this would have been possible without the magnificent work of Citi’s people. They produced strong results by focusing on our clients’ needs, creating a much more efficient company, maintaining strict risk management discipline, and reducing our portfolio of non-core assets and its losses.

(1) Tier 1 Common and related ratios, as used throughout this release, are non-GAAP financial measures.  See Appendix B for additional information on these metrics.

(2) For comparison purposes, prior period revenues and provisions for credit losses are on a managed basis.  See page 2 for a discussion of managed basis presentation.

“Our performance was aided by stability in the capital markets and improvement in the global business climate.  But the perseverance, hard work, and sacrifice of my colleagues throughout Citi have been the relentless and constant force driving our momentum.

“All of us at Citi recognize that we would not be where we are without the assistance of American taxpayers. We are gratified that Citi has been able to repay their TARP investment in our company, with a substantial return, as well as create a significant increase in the value of their equity in Citi.

“Still, that is not enough.  We owe taxpayers a huge debt of gratitude for assisting us at a critical time.  We are determined to repay this debt by continuing to build a strong company and contribute to America’s economic recovery,” Mr. Pandit added.

As previously disclosed, effective January 1, 2010, Citigroup adopted SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (SFAS 166) and SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS 167).  The adoption of these standards includes the requirement that Citi consolidate certain of its credit card securitization trusts and eliminate sale accounting for transfers of credit card receivables to those trusts.  As a result, reported and managed basis presentations are equivalent for periods beginning January 1, 2010.  For comparison purposes, prior period revenues, net credit losses, provisions for credit losses and for benefits and claims including managed net credit losses, and loans are presented on a managed basis.  Managed presentations were applicable only to Citi’s North American branded and retail partner credit card operations in North America Regional Consumer Banking and Citi Holdings—Local Consumer Lending.  For additional information, see Citi’s Historical Reformatted Quarterly Financial Data Supplement, filed on Form 8-K with the U.S. Securities and Exchange Commission on April 13, 2010.

KEY ITEMS:

•      Citigroup revenues(3) were $25.4 billion, up $7.5 billion sequentially, excluding the impact of the TARP repayment and exit of the loss-sharing agreement in the fourth quarter of 2009.

•      Securities and Banking revenues more than doubled to $8.0 billion from $3.3 billion in the fourth quarter of 2009.  Excluding the impact of CVA from both periods(4), revenues increased $2.5 billion, or 48%, sequentially to $7.7 billion.

•      Citigroup expenses decreased $796 million, or 6%, sequentially to $11.5 billion.

•      Citigroup net credit losses(3) declined $1.6 billion, or 16%, sequentially to $8.4 billion.

•      Citigroup recorded a net release of reserves for loan losses and unfunded lending commitments of $53 million in the first quarter of 2010, versus a $755 million net build in the prior quarter.

•      Citigroup’s allowance for loan losses was $48.7 billion or 6.80% of loans, up from $36.0 billion or 6.09% of loans in the fourth quarter of 2009, primarily reflecting the adoption of SFAS 166/167.

•      Tier 1 Capital and Tier 1 Common(1) ratios of 11.2% and 9.1%, respectively, increased significantly from the pro forma ratios as of year end 2009, after adjusting for the adoption of SFAS 166/167, which had a negative impact of 140 and 138 basis points, respectively.

•      Book Value per share was $5.28, down from $5.35 in the prior quarter.  Tangible Book Value(5) per share was $4.09, down from $4.15 in the prior quarter.  The adoption of SFAS 166/167 had a negative impact of $0.29 per share on both Book Value and Tangible Book Value.

•      Continued support for U.S. economy and consumers. Since the start of the U.S. housing crisis in 2007, through the first quarter of 2010, Citi has helped more than 900,000 homeowners in their effort to avoid potential foreclosure.  Citi has also been helping nearly 1.7 million credit card members manage their card debt through a variety of forbearance programs.

(3) For comparison purposes, prior period revenues and net credit losses are on a managed basis.  See above for a discussion of managed basis presentation.

(4) See Appendix A for quarterly CVA amounts.

(5) Tangible Book Value is a non-GAAP financial measure.  See Appendix B for additional information on this metric.

CITIGROUP FIRST QUARTER 2010 RESULTS

	Revenues			Income from Continuing Ops.
(in millions of dollars)	1Q’10	4Q’09(a)	1Q’09(a)	1Q’10	4Q’09	1Q’09
Citicorp
Regional Consumer Banking	8,082	7,884	7,837	1,014	559	791
Securities and Banking	8,003	3,317	12,200	3,206	364	6,136
Transaction Services	2,437	2,475	2,374	941	919	904
Total Citicorp	$18,522	$13,676	$22,411	$5,161	$1,842	$7,831
Citi Holdings
Brokerage and Asset Management	340	271	1,607	81	38	34
Local Consumer Lending	4,670	4,634	6,989	(1,838)	(2,356)	(1,571)
Special Asset Pool	1,540	287	(4,534)	881	(233)	(3,948)
Total Citi Holdings	$6,550	$5,192	$4,062	$(876)	$(2,551)	$(5,485)
Corporate / Other	$349	$(10,986)	$500	$(36)	$(7,031)	$(652)
Total Citigroup from Continuing Ops.	$25,421	$7,882	$26,973	$4,249	$(7,740)	$1,694
Discontinued Operations				211	232	(117)
Net Income (Loss) Attributable to Non-controlling Interest				32	71	(16)
Total Citigroup				$4,428	$(7,579)	$1,593
Income Available to Common Shareholders				4,428	(7,766)	(966)
Diluted EPS from Continuing Operations				$0.14	$(0.34)	$(0.16)
Diluted EPS from Net Income				$0.15	$(0.33)	$(0.18)

(a) Presented on a managed basis. See page 2 for a discussion of managed basis presentation.

REVENUES(6):

Citigroup revenues were $25.4 billion, up $17.5 billion from the fourth quarter of 2009.  Excluding the $10.1 billion pre-tax loss from the TARP repayment and exit of the loss-sharing agreement in the prior quarter, revenues increased $7.5 billion or 42%.  The sequential improvement reflected strong results in Securities and Banking (“S&B”), a positive CVA in the quarter ($289 million in the quarter compared to negative $1.9 billion in the fourth quarter of 2009) and higher positive net revenue marks in the Special Asset Pool (“SAP”).

Citicorp revenues were $18.5 billion, up $4.8 billion or 35% from fourth quarter of 2009, driven by growth in S&B.  Citicorp’s North America, EMEA, and Asia regions had double-digit sequential growth in revenues, up 58%, 64%, and 23%, respectively, while the Latin America region had an 8% decline.  Excluding the impact of CVA from both periods(4), Citicorp revenues were up 17% sequentially to $18.2 billion.

•      Regional Consumer Banking (“RCB”) revenues were $8.1 billion, up $198 million or 3% sequentially, driven by results in North America and EMEA.  Average loans declined 1% to $222 billion and average deposits were down 1% to $289 billion.  International investment sales increased 11% to $23.9 billion.

•      North America RCB revenues were $3.8 billion, up $183 million or 5% sequentially, driven by a 6% increase in Citi-branded card revenues and improved mortgage revenues.  The growth in card revenues primarily reflects pricing actions, partially offset by lower volumes.  Average card loans decreased 5% to $79.2 billion, reflecting lower accounts and a decline in purchase sales.  Retail banking average loans declined 6% to $32.2 billion, mainly driven by lower mortgage volumes.  Average deposits declined 3% to $144.2 billion.

(6) For comparison purposes, prior period revenues and loans are on a managed basis.  See page 2 for a discussion of managed basis presentation.

•      EMEA RCB revenues were $405 million, up $19 million or 5% sequentially.  Average loans and deposits declined 7% and 2%, respectively, mainly due to the impact of foreign exchange.

•      Latin America RCB revenues were $2.1 billion, flat compared to the prior quarter, as growth in retail banking was offset by a decline in cards. Average deposits and retail banking loans were up 4% and 3%, respectively, and investment sales grew 12%.  Cards average loans were down 2%, mainly due to higher payment rates and a 10% seasonal decline in purchase sales.

•      Asia RCB revenues were $1.8 billion, flat compared to the prior quarter.  Revenue growth in cards and lending and investment products was offset by a decline in deposit revenue due to spread compression. Average deposits grew 1%, average loans grew 4%, and investment sales grew 9%.

•      S&B revenues were $8.0 billion, up $4.7 billion from the fourth quarter of 2009.  Excluding the impact of CVA from both periods(4), revenues increased 48% to $7.7 billion, driven by Fixed Income Markets, Equity Markets, and Lending.

•      North America, EMEA, and Asia more than doubled their revenues sequentially, to $3.6 billion, $2.5 billion, and $1.3 billion, respectively.  Excluding CVA, all three regions had strong double-digit revenue growth.  Latin America revenues declined 30% to $607 million, mainly due to a negative $153 million impact in the quarter from the currency devaluation in Venezuela.

•      Fixed Income Markets revenues were $5.4 billion ($5.1 billion excluding CVA), compared to $1.7 billion ($2.9 billion excluding CVA) in the prior quarter.  The 77% increase in revenues excluding CVA was mainly driven by strong performance across interest rates and currencies, and credit and securitized products.

•      Equity Markets revenues were $1.2 billion ($1.2 billion excluding CVA), compared to $31 million ($732 million excluding CVA) in the prior quarter.  The 66% improvement in revenues excluding CVA primarily reflected higher overall market volumes and increased volatility.

•      Investment banking revenues were $1.1 billion, down $402 million or 28% from the prior quarter, mainly due to a decline in equity underwriting.  Debt underwriting revenues were $635 million, up 17%, as issuance volumes increased in the quarter.  Equity underwriting revenues were $224 million, down 68%.  Advisory revenues were $198 million, down 6% due to lower completed deal volume, reflecting a decline in market activity.

•      Private Bank revenues were $494 million, down $67 million or 12% sequentially.

•      Lending revenues were $243 million, compared to negative $219 million in the prior quarter.  The revenue improvement was due to lower losses on credit default swap hedges.

•      Transaction Services (“GTS”) revenues were $2.4 billion, down $38 million or 2% sequentially.  The decline in revenues was mainly driven by the absence of a gain from the sale of NikkoCiti Trust and Banking Corporation (“NCT”) recorded in Securities and Fund Services in the prior quarter.  Partially offsetting the decline in revenues was growth in Treasury and Trade Solutions, up 1%, primarily driven by strong results in Trade.  Average deposits and other customer liabilities declined 5% to $319 billion.  Assets under custody declined 2% to $11.8 trillion, driven by the impact of foreign exchange.

Citi Holdings revenues were $6.6 billion, up $1.4 billion, or 26%, from the prior quarter.  Revenues in the SAP increased $1.3 billion sequentially to $1.5 billion, driven by higher positive net revenue marks, particularly on sub-prime related direct exposures and the Monoline CVA (see Appendix A).  Local Consumer Lending (“LCL”) revenues were $4.7 billion, up slightly from the prior quarter. Brokerage and Asset Management revenues were $340 million, up $69 million or 25%, mainly due to gains on business dispositions.

Corporate/Other revenues were $349 million compared to negative $11.0 billion in the prior quarter, which reflected the $10.1 billion pre-tax loss of the TARP repayment and the exit of the loss-sharing agreement.

EXPENSES:

Citigroup expenses were $11.5 billion, down $796 million, or 6%, from the prior quarter, reflecting continued expense discipline across businesses.

Citicorp expenses were $8.5 billion, down $266 million, or 3%, from the prior quarter.

Citi Holdings expenses were $2.6 billion, down $434 million, or 14%, from the prior quarter.

CREDIT(7):

Citigroup total provisions for credit losses and for benefits and claims of $8.6 billion declined $2.4 billion or 22% sequentially, to the lowest level since the first quarter of 2008.

•      Net credit losses of $8.4 billion were down $1.6 billion or 16%.  Consumer net credit losses declined $885 million, or 10%, to $8.0 billion, reflecting improvement across nearly all portfolios.  Corporate net credit losses declined $711 million, or 66%, to $364 million, reflecting continued improvement in corporate credit quality.

•      The net reserve release for loan losses and unfunded lending commitments was $53 million, compared to a $755 million net build in the prior quarter.  The reserve release in the quarter consisted of a net build of $224 million for consumer loans and a net release of $277 million for corporate loans and unfunded lending commitments.

•      The consumer reserve build was mainly driven by builds for LCL loans that were subsequently transferred to held-for-sale.  The build was lower than the prior quarter by $787 million, or 78%, driven by a decline in reserve builds for North America residential mortgages.

•      The corporate reserve release was higher than the prior quarter by $21 million, or 8%, as a reserve release for the overall portfolio was partially offset by builds for specific counterparties.

•      Citigroup’s total allowance for loan losses was $48.7 billion at quarter-end, or 6.80% of total loans, up from $36.0 billion, or 6.09%, in the prior quarter.  The increase in the total allowance primarily reflected the addition of $13.4 billion of reserves related to the adoption of SFAS 166/167.

•      The consumer allowance for loan losses was $41.4 billion at quarter-end, or 7.84% of total loans.

Citicorp credit costs of $2.8 billion were down $527 million, or 16% from the prior quarter, and included net credit losses of $3.1 billion and a $367 million net release for loan losses and unfunded lending commitments.  The decline in credit costs reflected continued improvement in corporate credit and key consumer markets, particularly Mexico and India cards.

•      North America RCB net credit losses were $2.2 billion, up $122 million or 6%, due to an increase in loans  90+ days past due in the fourth quarter of 2009 in Citi-branded cards.  The $4 million net loan loss reserve build was down from $71 million in the prior quarter.

•      EMEA RCB net credit losses were $97 million, down $41 million or 30%.  The $10 million net loan loss reserve release in the quarter compared to a $10 million net build in the prior quarter.

•      Latin America RCB net credit losses were $509 million, down $116 million or 19%.  The $136 million net loan loss reserve release in the quarter was up from $1 million in the prior quarter.

•      Asia RCB net credit losses were $277 million, down $40 million or 13%.  The $38 million net loan loss reserve release in the quarter compared to a net build of $78 million in the prior quarter.

•      S&B net credit losses were $101 million, down $101 million or 50%.  The $169 million net release for loan losses and unfunded lending commitments in the quarter was 3% lower than the prior quarter.

•      GTS net credit losses declined to $1 million from $5 million in the prior quarter.  The $18 million net loan loss reserve release in the quarter compared to a net build of $3 million in the prior quarter.

Citi Holdings credit costs were $5.8 billion, which included $5.2 billion of net credit losses, a net build for loan losses and unfunded lending commitments of $314 million, and a $243 million provision for policyholder benefits and claims.  Net credit losses and reserve builds declined 21% and 59%, respectively, from the fourth quarter of 2009.

•      Net credit losses in LCL declined $792 million, or 14%, sequentially to $4.9 billion, mainly driven by North America residential real estate and international loans.

•      Net credit losses in North America residential real estate lending were $1.7 billion, down $392 million or 19%, reflecting lower severity of loss, sales of non-performing assets, and the impact of modification programs.

•      Net credit losses in Retail Partner Cards were $1.9 billion, down 2% sequentially, reflecting loss mitigation efforts and continued decline in loans.

(7) For comparison purposes, prior period net credit losses are on a managed basis and total provision for credit losses and benefits and claims reflect managed basis net credit losses.  See page 2 for a discussion of managed basis presentation.

•      International net credit losses declined $172 million, or 22%, sequentially to $612 million, reflecting continued improvement in credit trends.

•      The net loan loss reserve build in LCL was $386 million, reflecting reserve builds for loans transferred to held-for-sale.  The build decreased $490 million, or 56%, sequentially driven by a decline in reserve builds for North America residential mortgages.

•      SAP had net credit losses of $292 million, down $639 million, or 69%, from the prior quarter, and a net release for loan losses and unfunded lending commitments of $65 million, as corporate credit trends continued to improve.

TAXES:

The effective tax rate on continuing operations was 20%, reflecting taxable earnings in lower tax rate jurisdictions, as well as tax advantaged earnings.

NET INCOME:

Citigroup net income was $4.4 billion compared to a net loss of $7.6 billion in the prior quarter.  Excluding the $6.2 billion after-tax loss of the TARP repayment and the exit of the loss-sharing agreement in the fourth quarter of 2009, net income increased $5.8 billion.  The sequential growth in net income was due to improved revenues, continued expense discipline, and lower credit costs.

Citicorp net income of $5.1 billion was $3.3 billion higher than the prior quarter, mainly driven by strong results in Securities and Banking, as well as lower credit costs.  All four Citicorp regions showed sequential growth, with particular improvement in North America and EMEA.

•      Regional Consumer Banking net income of $1.0 billion was up 82% sequentially, driven by Latin America and Asia, reflecting continued improvement in credit trends.

•      Securities and Banking net income of $3.2 billion was up $2.9 billion from the prior quarter, with particular strength in North America and EMEA.  The net income improvement mainly reflected strong revenue performance, a $1.9 billion pre-tax negative CVA in the prior quarter, continued expense discipline, and a decline in credit costs.

•      Transaction Services net income of $936 million was up 3% sequentially, driven by North America and Latin America.  Continued expense discipline and lower credit costs more than offset the absence of the NCT gain in the prior quarter.

Citi Holdings reported a net loss of $887 million, compared to a net loss of $2.6 billion in the prior quarter.  The sequential improvement was driven by higher positive revenue marks in SAP, and lower credit costs and expenses.

Corporate/Other reported a net loss of $36 million compared to a loss of $7.0 billion in the prior quarter, which reflected the impact of the TARP repayment and exit of the loss-sharing agreement.

BALANCE SHEET:

•      Citigroup assets were $2.0 trillion at quarter end, up 8% sequentially.  The adoption of SFAS 166/167 added $137 billion of assets to the balance sheet as of January 1, 2010.

•      Cash and deposits with banks were $189 billion, or 9.4% of total assets, compared to $193 billion, or 10.4% of total assets in the prior quarter.

•      Citigroup deposits were $828 billion, down 1% sequentially.

•      Citigroup’s net interest margin was 3.32%, up from 2.65% in the fourth quarter of 2009, mainly due to the adoption of SFAS 166/167.  Net interest margin expansion was also driven by the absence of interest payments on TARP trust preferred securities repaid in the prior quarter and the deployment of cash into higher yielding investments.

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/fin.  A replay of the webcast will be available at http://www.citigroup.com/citi/fin/pres.htm.  Dial-in numbers for the conference call are as follows: (877) 700-4194 in the U.S.; (706) 679-8401 outside of the U.S.  The passcode for both numbers is 59481218.

Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citigroup’s website at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the U.S. Securities and Exchange Commission.

Contacts:

Press:	Stephen Cohen:	(212) 793-0181	Equity Investors:	John Andrews	(212) 559-2718
	Shannon Bell:	(212) 793-6206	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091

CITIGROUP INCOME STATEMENT

(in millions of dollars)	1Q’10	4Q’09	1Q’09
Managed Revenues(1)	$25,421	$7,882	$26,973
Managed Net Credit Losses(1)	$8,384	$9,980	$9,830
Provision for credit losses and for benefits/claims including managed NCL(1)	$8,618	$11,029	$12,855
Revenues
Net interest revenue	14,561	11,161	12,926
Non-interest revenue	10,860	(5,756)	11,595
Total revenues, net of interest expense	$25,421	$5,405	$24,521
Provisions for credit losses and for benefits and claims
Net Credit Losses	8,384	7,135	7,282
Net build (release)	(18)	706	2,633
Provision for loan losses	8,366	7,841	9,915
Policyholder benefits and claims	287	294	332
Provision for unfunded lending commitments	(35)	49	60
Total provisions for credit losses and for benefits and claims	$8,618	$8,184	$10,307
Operating Expenses	$11,518	$12,314	$11,685
Income (loss) from continuing operations before taxes	$5,285	$(15,093)	$2,529
Provision (benefit) for income taxes	1,036	(7,353)	835
Income (loss) from continuing operations	$4,249	$(7,740)	$1,694
Net income (loss) from discontinued operations	211	232	(117)
Net income (loss) attributable to non-controlling interests	32	71	(16)
Citigroup Net Income (Loss)	$4,428	$(7,579)	$1,593

Tier 1 Capital Ratio	11.2%	11.67%	11.92%
Tier 1 Common Ratio(2)	9.1%	9.60%	2.16%
Return on Common Equity	12.0%	(21.6)%	(5.6)%
Book Value per Share	$5.28	$5.35	$12.64
Tangible Book Value per Share(2)	$4.09	$4.15	$5.61

GAAP Revenues	$25,421	$5,405	$24,521
Net impact of credit card securitization activity	0	2,477	2,452
Managed Revenues	$25,421	$7,882	$26,973
GAAP Net Credit Losses	$8,384	$7,135	$7,282
Net impact of credit card securitization activity	0	2,845	2,548
Managed Net Credit Losses	$8,384	$9,980	$9,830
Total provisions for credit losses and for benefits and claims	$8,618	$8,184	$10,307
Net impact of credit card securitization activity	0	2,845	2,548
Provision for credit losses and for benefits/claims including managed NCL	$8,618	$11,029	$12,855

(1) See page 2 for a discussion of managed basis presentation.

(2) Tier 1 Common Ratio and Tangible Book Value per Share are non-GAAP financial measures. See Appendix B for additional information on these metrics.

APPENDIX A

CITICORP – SECURITIES AND BANKING CVA

(In millions of dollars)	1Q’10	4Q’09	1Q’09
CVA on Citi Liabilities at Fair Value Option	(2)	(1,764)	197
Derivatives CVA (1)	290	(133)	2,462
Total CVA	288	(1,897)	2,659

(1) Includes Private Bank.

CITI HOLDINGS — SPECIAL ASSET POOL NET REVENUE MARKS

(In millions of dollars)	1Q’10	4Q’09	1Q’09
Mark-to-market on sub-prime related direct exposures (1)	804	526	(2,296)
Monoline Credit Value Adjustment (CVA)	398	(306)	(1,090)
Mark-to-market on highly leveraged finance commitments (2)	(1)	(13)	(247)
Mark-to-market on Alt-A mortgages (3)	(164)	(362)	(503)
Mark to market on ARS (4)	—	—	(23)
Mark-to-market on CRE (3)	(58)	(10)	(96)
MTM on SIVs	(24)	(43)	(47)
CVA on Citi Liabilities at Fair Value Option	(4)	(14)	(18)
Derivatives CVA	50	123	313
PE & Equity Investments	(12)	(19)	(1,015)
Total Revenue Marks	989	(118)	(5,022)
Non-credit Accretion (5)	395	450	541
Net Revenue Marks	1,384	332	(4,481)

(1) Net of impact from hedges against direct subprime ABS CDO super senior positions. (2) Net of underwriting fees.

(3) Net of hedges. (4) Excludes write-downs of $3 million in 1Q’09, $8 million in 4Q’09, and $7 million in 1Q’10 arising from the ARS buybacks. (5) Booked in the net interest revenue line.

Totals may not sum due to rounding.

APPENDIX B

NON-GAAP FINANCIAL MEASURES

Preliminary
March
(millions of dollars, except ratios)	31, 2010
Citigroup Common Stockholders’ Equity	$151,109
Less: Net unrealized losses on securities available-for-sale, net of tax	(3,165)
Less: Accumulated net losses on cash flow hedges, net of tax	(2,959)
Less: Pension liability adjustment, net of tax	(3,509)
Less: Cumulative effect included in fair value of financial liabilities attributable to the change in own credit worthiness, net of tax	686
Less: Disallowed deferred tax assets	30,888
Less: Intangible assets:
Goodwill	25,662
Other disallowed intangible assets	5,773
Less: Other	794
Total Tier 1 Common	$96,939
Qualifying perpetual preferred stock	312
Qualifying mandatorily redeemable securities of subsidiary trusts	21,555
Qualifying non-controlling interests	1,206
Total Tier 1 Capital	$120,012

Risk-Weighted Assets under Federal Reserve Board Capital Regulatory Guidelines (RWA)	$1,069,000

Tier 1 Capital Ratio (Total Tier 1 Capital / RWA)	11.2%
Tier 1 Common Ratio (Total Tier 1 Common / RWA)	9.1%

Preliminary
March 31,
(millions of dollars, except ratios)	2010
Citigroup’s Total Stockholders’ Equity	$151,421
Less: Preferred Stock	312
Common Stockholders’ Equity	151,109
Less:
Goodwill	25,662
Intangible Assets (other than MSR’s) - as reported	8,277
Intangible Assets (other than MSR’s) - recorded as Assets Held For Sale	45
Net Deferred Taxes Related to Goodwill and Intangible Assets	65
Tangible Common Equity (TCE)	$117,060
Common Shares Outstanding at Quarter-end	28,620.2
Tangible Book Value Per Share
(Tangible Common Equity / Common Shares Outstanding)	$4.09